Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT
of
QN DIAGNOSTICS, LLC
A Delaware Limited Liability Company

THE INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES AUTHORITIES OF ANY STATE UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH LAWS OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.  THE SALE OR TRANSFER OF SUCH INTERESTS IS SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS DESCRIBED IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT
of
QN DIAGNOSTICS, LLC

This Limited Liability Company Agreement (this “Operating Agreement”) is made and entered into as of the Effective Date by and between NuRx Pharmaceuticals, Inc., a Nevada corporation (“NuRx”), and QuantRx Biomedical Corporation, a Nevada corporation (“QuantRx,” and collectively with NuRx, the “Members”), for the purpose of forming a Delaware limited liability company.

RECITALS

WHEREAS, the Members desire to enter into this Operating Agreement in its entirety for the purpose of entering into a joint venture with respect to the research, development, manufacture, commercialization and sale of Lateral Flow Products and to set forth the rights and liabilities of the Members with respect and the business and affairs of the Company from and after the date of this Operating Agreement; and

WHEREAS, the Members are contributing cash and/or assets to the Company in the amounts set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, shall have the following respective meanings:

1.1           Act - The Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq., as amended from time to time.

1.2           Additional Member - A member other than an Initial Member who has acquired a Membership Interest from the Company.

1.3           Affiliate - Any corporation, organization or other entity controlled by a Member or controlling such Member or under common control.  Control means the ownership of securities of the corporation, organization or other entity (other than by way of security only), to which are attached more than fifty (50%) percent of the votes that may be cast to elect directors and such votes are sufficient, if exercised, to elect a majority of the directors of the corporation, organization or other entity.

1.4           A-Reader – A Lateral Flow Strip reader that does not use NanoFL Technology.

1.5           Assets - Any assets real or personal, tangible or intangible, including money and any legal or equitable interest in such assets, but excluding services and promises to perform services in the future.

1.6           Assignee - A transferee of a Membership Interest who has not been admitted as a Member.

1.7           Assignor - A transferor of a Membership Interest.

1.8           Budget - An annual budget and financial plan of the Company setting forth the Company's capital requirements on a monthly basis, as unanimously approved and revised monthly by the JV Board.

1.9           Business Day - Any day other than Saturday, Sunday or any legal holiday observed in the State of Delaware, California or Pennsylvania.

1.10         Capital Account - The account maintained for a Member or Assignee determined in accordance with ARTICLE V.

1.11         Capital Contribution - Any contribution actually made to the capital of the Company pursuant to ARTICLE V by or on behalf of a Member or Assignee.

1.12         Certificate - The Certificate of Formation of the Company.

1.13         Company - The company named in Section 2.3 of this Operating Agreement, and any successor thereof.

1.14         Company Assets - Any Assets owned by the Company.

1.15         Company Expiration Notice - As specified in Section 12.3.2.3.

1.16         Company Minimum Gain - The extent to which a nonrecourse liability exceeds the adjusted tax basis of the Company Assets it encumbers.  The amount of Company Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(d) of the IRC by substituting the terms “Company” and “Holder” for the terms “partnership” and “partner,” respectively, in each  place they appear therein.

1.17         Company Refusal Period - As specified in Section 12.3.2.2.

1.18         Completion Date - As specified in Section 11.2.

1.19         Completion List - As specified in Section 11.1

1.20         Contributing Member - As specified in Section 5.4.

1.21         Contribution - A contribution as defined by the Act.

1.22         Contribution Agreement - The Contribution Agreement, dated as of the date hereof, by and among QuantRx, NuRx and the Company.

1.23         Co-Selling Member - As specified in Section 12.5.1.

1.24         Cure Period - As specified in Section 5.4.1.

1.25         Damages - As specified in Section 4.6.1.

1.26         Development and Services Agreement.  The Development and Services Agreement, dated as of the date hereof, by and among QuantRx, NuRx and the Company.

1.27         Dissociated Member - Any person who ceases to be a Member.

1.28         Dissolution Event - An event, the occurrence of which will result in the dissolution of the Company under ARTICLE X, unless the Members agree to the contrary.

1.29         Distribution - A distribution of Money or Assets made pursuant to this Operating Agreement.

1.30         Economic Interest - A Person’s right to share in the income, gains, losses, deductions, credits or similar items of, and to receive Distributions from, the Company, exclusive of any other rights of a Member including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

1.31         Effective Date - The date the Certificate is filed with the Delaware Secretary of State.

1.32         Escrow Amount - As specified in Section 5.2.

1.33         Field - The scope of the business of the Company as set forth in Section 2.1.

1.34         First Milestone - the development of the Q-Reader working prototype by November 25, 2009 and successful demonstration at the Medica Device Conference in Germany.

1.35         First Milestone Distribution – As specified in Section 7.5.1.

1.36         Holder - A Person holding an Economic Interest, whether as a Member or as an Assignee.

1.37         Income and Losses - With respect to a taxable year of the Company (or other period for which Income or Losses must be computed), the Company’s taxable income or loss for federal income tax purposes, as determined by the tax advisors employed by the Company for this purpose, except that: (1) any tax-exempt income of the Company as described in IRC Section 705(a)(1)(B) shall be treated as gross income of the Company, (2) any nondeductible noncapital expenditures as described in IRC Section 705(a)(2)(B) shall be treated as a deduction of the Company, and (3) if any Company Assets is reflected on the books of the Company at a value (“Book Value”) different from the adjusted tax basis of such Assets, any item of Income or Loss with respect to such Assets shall be computed by reference to such Book Value.

1.38         Indemnified Parties - As specified in Section 4.6.1.

1.39         Initial Members - Those persons identified on Exhibit A attached hereto and made a part hereof by this reference who have executed the Operating Agreement.

1.40         Intellectual Property Assets - As specified in Section 1.1(a) of the Contribution Agreement.

1.41         IRC - The Internal Revenue Code of 1986, as amended.

1.42         JV Board - The board formed pursuant to Section 4.2 which controls and delegates the operation of the Company.

1.43         JV Board Member - Each member of the board formed pursuant to Section 4.2 which controls and delegates the operation of the Company.

1.44         JV Markets - The markets for sales to all existing and potential customers for Lateral Flow Products, which includes all markets on a worldwide basis, whether now existing or subsequently developed.

1.45         Lateral Flow Strip - A positive-read test strip used in lateral flow chromatography, in which a test sample fluid, suspected of containing an analyte, flows (for example by capillary action) through or on the strip.  The test fluid and any suspended analyte can flow to a detection zone where the presence or absence of the analyte is signaled.

1.46         Lateral Flow Intellectual Property - Any intellectual property rights which QuanRx owns, licenses or otherwise possesses or acquires any rights to use, relating to the Lateral Flow Strip, the A-Reader and the Q-Reader, including any data, inventions, information, processes, know-how, patents, patent applications, trademarks, trademark applications, trade secrets, systems designs, copyrights, mask works, compositions of matter, tangible material organisms, products thereof, apparatus, methods, processes, and similar intellectual property rights and physical manifestations or embodiments thereof, including, without limitation, documents, records, schematics, product samples, toolings and specifications, including all contracts of QuantRx relating thereto; provided, however, that Lateral Flow Intellectual Property shall not include any intellectual property, intellectual property rights or other rights under the Technology License Agreement, dated July 2008, by and between Church & Dwight Co., Inc. and QuantRx.  For avoidance of doubt, Lateral Flow Intellectual Property shall include any intellectual property which QuantRx acquired under the PRIA Agreement.

1.47         Lateral Flow Products - Any products that contain Lateral Flow Intellectual Property.

1.48         Majority - The affirmative vote or consent of Members having Percentage Interests in excess of one-half of the Percentage Interests of all the Members entitled to vote on a particular matter.

1.49         Manager - The Manager designated by the JV Board to manage the affairs of the Company as provided under ARTICLE IV hereof.

1.50         Member - A member as defined by the Act, including all Initial Members and Additional Members (but not including any Assignee or any Dissociated Member).

1.51         Member Expiration Notice - As specified in Section 12.3.3.2.

1.52         Member Refusal Period - As specified in Section 12.3.3.2.

1.53         Member’s Share - means as to the Right of Co-Sale, an amount determined (i) by multiplying the Remaining Offered Interest by (ii) the Percentage Interest of such Member.

1.54         Membership Interest - A membership interest as defined by the Act.

1.55         Milestones - Each of the First Milestone, the Second Milestone and the Third Milestone.

1.56         Milestone Cure Period - The sixty day period following QuantRx’s failure to reach any of the Milestones.

1.57         Money - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount.  Money shall be considered to have a fair market value equal to its face amount.

1.58         NanoFL Core Technology means multilens optical assembly and microfluidics.

1.59         NanoFL Technology means NanoFL Core Technology with fluorescent tagging.

1.60         Net Sales - The amount billed, after deducting trade, dealer, and/or quantity discounts actually allowed for commercial worldwide sales of products sold by a Member or its affiliate or sublicensees under Section 8.3 to independent unrelated parties in bona fide arm’s-length transactions, less the following deductions:

 (i)          sales and other excise taxes and duties absorbed or allowed;

 (ii)         amounts billed to cover transportation costs; and

 (iii)        amounts repaid or credited by reason of rejections, defects, or returns.

1.61         Non-Contributing Member - As specified in Section 5.4.

1.62         Notice - Except as otherwise expressly provided herein, all Notices shall be in writing.  Notice to the Company shall be considered given when mailed by first class mail postage prepaid addressed to the Manager in care of the Company at the address of the principal place of business of the Company.  Notice to a Member shall be considered given when mailed by first class mail postage prepaid addressed to the Member at the address reflected in the books and records of the Company unless the Member has given the Company a Notice of a different address.

1.63         NuRx Change of Control - Any of the following events:

(i)           the acquisition by any person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of any capital stock of NuRx, if after such acquisition, such person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of NuRx representing more than fifty percent (50%) of the combined voting power of the NuRx’s then outstanding securities entitled to vote generally in the election of directors;

(ii)          the approval by the NuRx’s stockholders of a merger or consolidation of NuRx, with any other person, other than a merger or consolidation which would result in the NuRx’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of NuRx’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation;

(iii)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by NuRx or any of its subsidiaries of all or substantially all the assets of NuRx and its subsidiaries taken as a whole  or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of NuRx if substantially all of the assets of NuRx and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of NuRx; or

(iv)         the current members of the board of directors of NuRx ceasing to constitute at least a majority of NuRx’s directors.

1.64         NuRx Cure Period - As specified in Section 5.4.3.

1.65         NuRx Distribution - As specified in Section 7.5.2.

1.66         NuRx Initial Contribution - As specified in Section 5.2.

1.67         NuRx Repayment Period - As specified in Section 7.5.3.

1.68         NuRx Required Contribution - As specified in Section 5.4.3.

1.69         Offered Interest - As specified in Section 12.1.

1.70         Offered Price - As specified in Section 12.1.

1.71         Operating Agreement - This Limited Liability Company Agreement and all amendments thereto adopted in accordance with this Limited Liability Company Agreement and the Act.

1.72         Operating Distribution - As specified in Section 7.1.

1.73         Organization - A Person other than a natural person.  Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), trusts, joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

1.74         Percentage Interest - With respect to a Member, the percentage set forth opposite such Member’s name on Exhibit A hereto, as such Exhibit is amended from time to time in accordance with Section 3.2 hereof, and with respect to a Holder not a Member, the Percentage Interest or part thereof corresponding to the portion of a Member’s Economic Interest such Holder has acquired.

1.75         Person - A person as defined by the Act.

1.76         PRIA Agreement – The Asset Purchase Agreement, by and between PRIA Diagnostics, LLC and QuantRx, dated as of the date hereof.

1.77         Proceeding - Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

1.78         Q-Reader - A Lateral Flow Strip reader using NanoFL Technology.

1.79         QuantRx Required Contribution - As specified in Section 5.4.2.

1.80         Regulations - Except where the context indicates otherwise, the permanent, temporary or proposed regulations of the Department of the Treasury promulgated under the IRC as such regulations may be amended from time to time.

1.81         Remaining Offered Interest - The portion of the Offered Interest which the Company and the Members have elected not to purchase pursuant to their Right of First Refusal in Section 12.3 of this Operating Agreement.

1.82         Related Agreements - As specified in Section 5.5.

1.83         Remaining Offered Interest - As specified in Section 12.4.

1.84         Right of Co-Sale - The right of co-sale provided to the Members pursuant to this  Agreement.

1.85         Right of First Refusal - The right of first refusal provided to the Company and the Members pursuant to this Operating Agreement.

1.86         Sale Transaction - Whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more purchasers or one or more persons formed by or affiliated with a purchaser, including, without limitation, any joint venture (whether or not such joint venture is affiliated with the Company) in a transaction in which the Members of the Company immediately prior to the closing of such transaction hold less than 50% of the outstanding Membership Interests of the surviving company following such transaction, (b) the acquisition, directly or indirectly, by one or more purchasers of more than 50% of the Membership Interests of the Company by way of a tender or exchange offer, negotiated purchase or other means (other than a financing), or (c) the acquisition, directly or indirectly, by one or more purchasers, of all or a substantial portion of the Assets of, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means.

1.87         Second Milestone - the submission of an FDA application for 510(k) clearance for the Q-Reader and a test strip based on the Lateral Flow Intellectual Property to test for thyroid conditions by March 31, 2010.

1.88         Second Milestone Distribution – As specified in Section 7.5.2.

1.89         Selling Member - As specified in Section 12.1.

1.90         Selling Member’s Notice - As specified in Section 12.1.

1.91         Sustaining Contribution Period - As specified in Section 5.4.

1.92         Tangible Assets - As specified in Section 1.1(b) of the Contribution Agreement.

1.93         Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

1.94         Term - As specified in Section 2.7.

1.95         Third Milestone - a first article or pre-production sample of the Q-Reader by March 31, 2010.

1.96         Transfer - means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any Membership Interest, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i)           any transfers of a Membership Interest by a Member to a Member’s affiliate, spouse, lineal descendant or antecedent, father, mother, brother or sister of a Member, the adopted child or adopted grandchild of a Member, or the spouse of any child, adopted child, grandchild or adopted grandchild of a Member, or to a trust or trusts for the exclusive benefit of a Member or a Member’s family members, or transfers of a Membership Interest by the Member by devise or descent, in all cases if the transferee or other recipient executes a counterpart copy of this Operating Agreement and becomes bound thereby in the same manner as a Member; and

(ii)           any transfer of a Membership Interest by a Member made pursuant to a Sale Transaction.

ARTICLE II

FORMATION

2.1           Scope of Business of the Membership.  The scope of the business of the Company (defined in Section 2.1 for convenience as the “Field”) shall be research, development, manufacture and commercialization of Lateral Flow Products for sale into the JV Markets.  The parties agree that since the initial formation of the Company there never has been, nor will there be during the continuance of the Company, any right or license granted or construed to be granted by implication, estoppel or otherwise by one Member or any of its Affiliates to the other Member or any of its Affiliates by the terms of this Operating Agreement and the Related Agreements with respect to any activities that are outside the Field.

The Company may, subject to this Operating Agreement and the Related Agreements, exercise such general powers as may be necessary to pursue its business within this scope of business including, without limitation, the incurrence of indebtedness, but only with the consent of the JV Board and/or the Members, as provided for elsewhere in this Operating Agreement.  The Company shall not engage in any business other than that described in this Section 2.1 without the prior written consent of the Members.

2.2           Powers.  The Company shall have all powers necessary to accomplish its purposes without the necessity of their specific enumeration herein including, without limitation, all powers described in Section 18-106 of the Act.

2.3           Formation and Name.  The Members hereby agree to form a limited liability company under the name of QN Diagnostics, LLC (the “Company”), by the filing of the Certificate pursuant to the provisions of Section 18-201 of the Act.  The Members desire to govern the affairs of the Company by entering into this Operating Agreement.

2.4           Principal Place of Business.  The location of the principal place of business of the Company shall be as determined by the JV Board from time to time.

2.5           Registered Office and Registered Agent.  The Company’s registered office shall be located at 1209 Orange Street, Wilmington, Delaware, and the name of its initial registered agent at such address shall be The Corporation Trust Company.  The Company may change the registered office and/or the registered agent at such times and from time to time as the JV Board may deem advisable.

2.6           Records to be Maintained.  The Company shall maintain and make available such records as may be required by the Act.

2.7           Term.  The Term of this Operating Agreement shall commence upon the date the Certificate is filed and shall continue until terminated pursuant to the terms of this Operating Agreement or the Act.

2.8           Qualification in Other Jurisdictions.  The JV Board or Manager shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business.

ARTICLE III

MEMBERS

3.1           Admission of Additional Members.  Additional Members may be admitted to the Company upon the unanimous consent of the Members, which such consent may be granted in their sole discretion.  The Capital Contribution of any Additional Member shall be determined by the Members consenting to the admission.  Each Additional Member shall execute a counterpart of this Operating Agreement, agreeing thereby to be bound by all of the terms and provisions hereof.

3.2           Amendment of Member Listing.  Upon admission of an Additional Member Exhibit A hereto shall be amended accordingly.

3.3           Payment of Costs.  All reasonable expenses, including attorneys’ fees, incurred by the Company in connection with the admission of an Additional Member shall be borne by such Additional Member, unless otherwise agreed by the Members.

3.4           Limited Liability of Members.  Members shall not be personally liable for the liabilities of the Company.

3.5           Voting Rights.  All Members shall be entitled to vote on any matter which requires the vote of the Members under this Operating Agreement.  Unless otherwise specified herein, actions to be taken by Members require the consent of a Majority of the Percentage Interests represented at a duly held meeting of the Members or, if such action is taken by written consent, by a Majority of all of the Percentage Interests.  A meeting shall be deemed to be “duly held” if (a) called by any Member holding in excess of twenty percent (20%) of the outstanding Percentage Interests and (b) such Member provides written notice to each other Member at least three (3) Business Days prior to such meeting.  All Members must be given the opportunity to participate in any such meeting telephonically.  Members may vote at any meeting by proxy.  Notwithstanding the foregoing, the following actions require the consent described below:

Action	Consent Required

Any amendment of the Certificate or this Operating Agreement.	Both the Consent of the JV Board and the Consent of Members Holding A Majority Of Percentage Interests

Agreement of merger as defined in Section 17-551 of the Act.	Both the Consent of the JV Board and the Consent of Members Holding A Majority Of Percentage Interests

3.6          Right of Inspection; Provision of Records to Members.

3.6.1        Right of Inspection.  Each Member and JV Board Member has the right, upon reasonable request, for purposes reasonably related to the interest of that Person as a Member or JV Board Member, to each of the following at the expense of the Company:

3.6.1.1          To inspect and copy during normal business hours any of the records required to be maintained by Section 2.6 above; and

3.6.1.2          To obtain from the JV Board or Manager, promptly after becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each year.

3.6.2         Copy of Amendment of Certificate and Operating Agreement.  The JV Board or Manager shall promptly furnish to a Member a copy of any amendment to the Certificate or this Operating Agreement executed by the JV Board or Manager pursuant to a power of attorney from the Member.

3.6.3         Tax Information.  The Company shall send or cause to be sent to each Holder within ninety (90) calendar days after the end of each taxable year such information as is necessary to complete their respective federal and state income tax or information returns, and, if the Company has thirty-five (35) or fewer Holders, a copy of the Company’s federal, state, and local income tax or information returns for the year.

3.6.4         Relationship with Act.  Nothing in this Section 3.6 shall be construed as in any way limiting a Member’s right of inspection as set forth in Section 18-305 of the Act.

3.7           Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member that:

3.7.1         If that Member is an Organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Operating Agreement and Related Agreements to perform its obligations hereunder;

3.7.2         This Operating Agreement and the Related Agreements will not materially breach or cause or create a condition of material breach under any other agreement to which a Member is a party which affects or would reasonably be expected to affect its performance of this Operating Agreement or any of the Related Agreements;

3.7.3         This Operating Agreement and each of the Related Agreements have been duly authorized, executed, and delivered by it and constitute a valid and binding agreement of such Member enforceable against such Member in accordance with its terms, subject only to the usual legal qualifications respecting insolvency and discretionary remedies;

3.7.4         As of the date on which it signed this Operating Agreement, each Member is not aware of any law, regulation, or government policy which would effectively prohibit or substantially restrict or interfere with the carrying out of its obligations under this Operating Agreement or the Related Agreements;

3.7.5         Each Member has full power and authority to transfer and assign to the Company the Intellectual Property Assets and the Tangible Assets such that all of the provisions of this Operating Agreement and each Related Agreement may be performed; and

3.7.6         Each Member is acquiring its interest in the Company for its own account for investment purposes only and not with a view to the resale or distribution of all or any part of such interest and such Member has no present intention, agreement or arrangement to divide its participation with others or to sell, assign, transfer or otherwise dispose of all or any part of such interest.  Each Member hereby authorizes the JV Board, the Manager and the Company to disclose such information as may be required under any state or federal securities laws.  Each Member is aware that the interests have not been registered under the Securities Act of 1933, or any state securities laws, and that such interests may not be resold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available.  Accordingly, each Member is aware that it must bear the economic risk of investment in the Company for an indefinite period of time.  Each Member is capable of bearing that risk.

ARTICLE IV

MANAGEMENT

4.1          Action Only with Written Approval of Members.  The Company shall not, except with the express written approval of all Members:

4.1.1         Admit any Additional Member into the Company, or otherwise issue any additional equity or other interests in the Company or any instruments or rights, contingent or otherwise, to acquire such interest;

4.1.2         Adopt or amend any by-law, resolution or rule governing the management of the Company, and in no event shall any such by-law, resolution or rule be inconsistent with the terms and conditions of this Operating Agreement;

4.1.3         Incur indebtedness or use any Assets or the Company as security for any indebtedness of the Company or obligate the Company as a surety, guarantor or accommodation party to any obligation of any other Person, other than in the ordinary course of the business of the Company;

4.1.4         Enter into a Sale Transaction;

4.1.5         Dissolve the Company; provided that in no event shall the Company be dissolved except as permitted under the terms and conditions of this Operating Agreement;

4.1.6         Sell, assign, lease or otherwise dispose of any material Assets of the Company, other than in the ordinary course of the business of the Company; or

4.1.7         Authorize any agreement or transaction with any Member or any of its Affiliates, or any JV Board Member, other than the Related Agreements, or authorize any renewal, extension, or amendment of, or any waiver or consent under, any of the Related Agreements.

4.2           JV Board and Management Authority.  Except as delegated to the Manager of the Company by by-law or resolution of the JV Board, any and all actions by or on behalf of the Company out of the ordinary course of business of the Company shall require the approval of the JV Board.  The JV Board shall be responsible for the management of the business and affairs of the Company and shall consist of five members, two of whom shall be appointed by NuRx, two of whom shall be appointed by QuantRx and one of whom shall be mutually selected by NuRx and QuantRx.  At any time and from time to time, either Member may remove and appoint a replacement for any JV Board Member appointed by it.  In the case of a JV Board Member mutually selected by NuRx and QuantRx, both Members must consent to the removal and appoint a replacement.  In the event of the death, mental incompetency, or resignation of a member of the JV Board, the Member who appointed such JV Board Member may similarly appoint a replacement, and in the case of a JV Board Member mutually selected by NuRx and QuantRx, both Members may similarly appoint the replacement.  The Company shall not be obliged to pay any salary, fees, or other expenses to the JV Board Members or their employers for acting as members.

Notwithstanding the foregoing, in the event either Member (i) fails to make a sustaining Capital Contribution in accordance with Section 5.4, (ii) materially breaches its obligations under the Development and Services Agreement and fails to cure such breach within 60 days after receipt of notice of such breach, or (iii) files for bankruptcy or other similar reorganization, one JV Board Member appointed by such Member shall be removed by such Member automatically and without any action of the Member and replaced with one JV Board Member appointed by the other Member.  In addition, (i) if QuantRx fails to reach any of the Milestones by the expiration of the applicable Milestone Cure Period, one JV Board Member appointed by QuantrRx shall be removed by QuantRx automatically and without any action of QuantRx and replaced with one JV Board Member appointed NuRx, and (ii) if NuRx fails to repay a NuRx Distribution (as defined in Section 7.5.2) prior to the expiration of the NuRx Repayment Period (as defined in Section 7.5.3), then one JV Board Member appointed by NuRx shall be removed by NuRx automatically and without any action of NuRx and replaced with one JV Board Member appointed QuantRx.

The Company shall not, without the approval of the JV Board, including at least one JV Board Member appointed by each of NuRx and QuantRx, do or cause to be done any of the following:

4.2.1         Make capital expenditures in excess of $100,000 per transaction except as otherwise set forth in the Budget;

4.2.2         Make research and development expenditures exceeding an aggregate of $100,000 per fiscal year except as otherwise set forth in the Budget;

4.2.3         Approve the Budget and/or increase the Budget by more than ten percent (10%); provided however, that in the event the JV Board cannot agree on an amended Budget, the current Budget shall remain in place without any action of the JV Board;

4.2.4         Select Lateral Flow Products for development by the Company or authorize research and development expenses for each of the Lateral Flow Products except as otherwise set forth in the Budget;

4.2.5         Acquire any stock or other ownership interest in any other entity, or acquire substantially all the assets of any other entity for a price of $100,000 or more for any one acquisition or $250,000 or more in the aggregate during any one fiscal year;

4.2.6         Acquire any technology of third parties, or sell, license, sublicense, or otherwise transfer any technology owned, licensed to, or used by the Company, except (i) with respect to a Sale Transaction or (ii) in the ordinary course of business;

4.2.7         Authorize any agreement for research and/or development for the Company by a third party for a cost of $100,000 or more for any one project, or $250,000 or more in the aggregate during any one fiscal year or appoint any third party to fulfill any Company operation or function under this Operating Agreement or any of the Related Agreements;

4.2.8         Authorize Distributions to the Members;

4.2.9         Select lawyers or auditors to represent the Company;

4.2.10       Commence any legal proceeding against any third party or compromise, waive, arbitrate or otherwise settle any claim or demand of or against the Company in excess of $100,000, except with respect to any legal proceeding between the parties to this Operating Agreement;

4.2.11       Adopt the business plan of the Company based upon the projections and forecasts set forth in the Preliminary Project Plan and Budget of the Company, dated July 27, 2009, and/or amend the business plan; or

4.2.12       Adopt, establish or otherwise enter into any new employee benefit plan, agreement, program, policy or other arrangement, including any employment agreements, or materially amend any of the foregoing.

Notwithstanding the foregoing, in the event a Member has less than two JV Board Members appointed to the JV Board, the approval of the remaining JV Board Member appointed by such Member shall not be required to take any of the foregoing actions.

Unless otherwise specified herein, actions to be taken by the JV Board require the consent of a majority of the total JV Board Members at a duly held meeting of the Members, regardless of the number of JV Board Members actually present and voting at any meeting.  A meeting shall be deemed to be “duly held” if (a) called by any JV Board Member appointed by NuRx or QuantRx and (b) such JV Board Member provides written notice to each other JV Board Member at least three (3) Business Days prior to such meeting.  All JV Board Members must be given the opportunity to participate in any such meeting telephonically.  Members of the JV Board may vote at any meeting by proxy.  Nothing herein is intended to limit or restrict the fiduciary duty a Member may have to the Company or the other Member under applicable law including, without limitation, in the event such Member shall have the voting power to cause the Company to take an action without the consent other Member’s representatives on the JV Board.

4.3           Action by Written Consent.  Approval of the JV Board required prior to any action to be taken by or on behalf of the Company may be given without the necessity for a meeting of the JV Board by written instrument executed by the required number of JV Board Members.

4.4           Action Against Member.  Any notice, demand, claim, or proceeding given, made, instituted, or prosecuted on behalf of the Company to or against any Member, shall be deemed to have been duly given, made, instituted, or prosecuted by the Company if given, made, instituted, or prosecuted by the other Member, acting in its own name or in the name of the Company.  Nothing in this Operating Agreement shall be construed to require approval of the JV Board for enforcement by the Company of any specific right of the Company against a Member under circumstances where such Member would have voting power to block such approval.

4.5           Operational Management.  It is the intention of the Members that the Company should, to the maximum extent consistent with reasonable convenience and cost effectiveness, delegate to and/or contract with the Members for all functions of the Company and that the Company should operate with minimal employees, facilities and costs.  Subject to the foregoing, the following shall apply to the operations of the Company.

The JV Board shall designate a manager (the “Manager”) of the Company.  The Manager shall, subject to the express provisions set forth in this Operating Agreement, be responsible for any day-to-day operations of the Company delegated by the JV Board.  The JV Board may change the Manager at any time.  Prior to each fiscal year, the JV Board shall prepare and submit to the Members a projected Budget for the Company.  The JV Board shall review the Budget on a monthly basis and revise the Budget as necessary.  The Company shall reimburse the Members for properly approved services provided to the Company by its employees, and shall reimburse the Members as applicable, for services provided to the Company pursuant to the terms and conditions of the Development and Services Agreement.

4.6           Indemnification and Liability Insurance.

 4.6.1        Except as limited by law, the Company shall indemnify the Manager, each JV Board Member, the Members, any Affiliate of the JV Board Members, the Members and the Manager, and their respective successors and assigns (“Indemnified Parties”) from and against any and all liabilities, judgments, obligations, losses, damages, taxes and interest and penalties thereon, claims, actions, suits or other costs, expenses and disbursements of any kind and nature whatsoever (“Damages”) in any way related to or arising out of this Operating Agreement, the business of the Company or the action or inaction of such Person hereunder, which may be imposed on, incurred by or asserted at any time against any such Indemnified Party, except that no indemnification shall be provided for any Indemnified Party regarding any matter as to which it shall be finally determined that such Indemnified Party did not act in good faith and in the reasonable belief that its action was in the best interests of the Company, or with respect to a criminal matter, that it had reasonable cause to believe that its conduct was unlawful.  The indemnification contained in this Section 4.6.1 shall survive termination of this Operating Agreement and shall inure to the benefit of the heirs and personal representatives of the Indemnified Parties.  The provisions of this Section 4.6.1 shall not be construed to limit the power of the Company to indemnify the Indemnified Parties to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 4.6.1.

   4.6.2        Except with respect to claims by a Member against the Company, and except as limited by law, Damages incurred by an Indemnified Party in defending any action, suit or proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to such Indemnified Party in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if such Indemnified Party is determined pursuant to Section 4.6.1 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of such Indemnified Party to make repayment.

   4.6.3        The Company shall have the power to purchase and maintain insurance on behalf of the JV Board Members and Manager against any liability asserted against or incurred by the JV Board Members and Manager in their respective capacities with the Company.

4.7           Actions of the JV Board.  The JV Board, and as applicable, the Manager, have the power to bind the Company as provided in this ARTICLE IV.  No act of a Member in contravention of such a determination shall bind the Company to Persons having knowledge of such determination.

4.8           Authority of Members to Bind the Company.  The Members hereby agree that only the JV Board, and as applicable, the Manager, shall have the authority to bind the Company.  No Member other than the JV Board and the Manager shall take any action as a Member to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member.

ARTICLE V

CAPITAL

5.1           QuantRx Initial Contributions.  On the Effective Date, QuantRx shall contribute the Intellectual Property Assets pursuant to the terms of the Contribution Agreement.  Upon the request of the JV Board, QuantRx shall contribute all of the Tangible Assets pursuant to the terms of the Contribution Agreement.  Such initial contributions are referred to herein collectively as the “QuantRx Initial Contribution”).  The Members acknowledge and agree that the fair market value of the Intellectual Property Assets as of the Effective Date is $5,450,000, the fair market value of the Tangible Assets is $100,000.  The Capital Account of QuantRx shall be increased to reflect such contributions on the date of each such contribution.

5.2           NuRx Initial Contributions.  On the Effective Date, NuRx shall contribute to the Company an amount in cash equal to $5,000,000 (the “NuRx Initial Contribution”).  The Capital Account of NuRx shall be increased as to reflect such contribution on the date of such contribution.  Notwithstanding the foregoing, the Company shall hold $1,500,000 of the NuRx Initial Contribution in escrow (the “Escrow Amount”) in a segregated bank account of the Company.  Subject to Section 7.5, upon the Company’s achievement of the First Milestone, $1,000,000 of the Escrow Amount shall be released to the Company from escrow, and upon the Company’s achievement of the Second Milestone, $500,000 of the Escrow Amount shall be released to the Company from escrow.

5.3           Membership Interests.  Each of the Members shall receive a 50% Membership Interest in the Company in consideration of its initial Capital Contributions.

5.4           Sustaining Contributions.

 5.4.1        Each Member shall make additional sustaining Capital Contributions from time to time as the JV Board may deem necessary pursuant to Section 4.2, provided that each sustaining Capital Contribution shall be made by the Members on a basis equal to their respective Percentage Interests, except as otherwise set forth in this Operating Agreement.  Subject to Section 5.4.2 and Section 5.4.3, if the JV Board determines that a sustaining Capital Contribution is necessary, within sixty (60) days of the JV Board’s determination (the “Sustaining Contribution Period”), each Member shall make the sustaining Capital Contribution required by the JV Board on a pro rata basis in accordance with their respective Percentage Interests (each such Member who makes a sustaining Capital Contribution, a “Contributing Member”) and the Capital Account of each of the Contributing Members shall be amended accordingly.  Notwithstanding the foregoing, a Member who fails to make the sustaining Capital Contribution prior to the expiration of the Sustaining Contribution Period (a “Non-Contributing Member”) shall have its Percentage Interest decreased, and the Contributing Member shall have its Percentage Interest correspondingly increased, by a percentage equal to the following:

The product of (i) the quotient of (w) the aggregate Capital Contributions of the Contributing Member, divided by (x) the aggregate Capital Contributions of all Members, minus (ii) the quotient of (y) the initial Capital Contribution of the Contributing Member, divided by (z) the initial Capital Contributions of all Members.

Notwithstanding anything to the contrary set forth herein, a Non-Contributing Member may cure any failure by it to make a sustaining Capital Contribution for a period of four (4) months following the Sustaining Contribution Period (the “Cure Period”).  In the event a Non-Contributing Member makes such a cure payment, the Members shall have their respective Percentage Interests restored as if the Non-Contributing Member had made the sustaining Capital Contribution prior to the expiration of the Sustaining Contribution Period.  In no event shall a Non-Contributing Member have its Percentage Interest restored for failing to make a sustaining Capital Contributions received following the Cure Period.

 5.4.2        Notwithstanding Section 5.4.1, if at any time the JV Board determines that a sustaining Capital Contribution is necessary pursuant to Section 4.2, then prior to the expiration of the Sustaining Contribution Period, QuantRx solely shall be responsible for making the sustaining Capital Contribution with respect to the first $700,000 in the aggregate of any sustaining Capital Contribution required by the JV Board (the “QuantRx Required Contribution”), and in the event that QuantRx fails to make the QuantRx Required Contribution within the Sustaining Contribution Period, QuantRx shall have its Percentage Interest decreased, and NuRx shall have its Percentage Interest correspondingly increased, by a percentage equal to:

The product of (i) the quotient of (a) the unpaid amount of the QuantRx Required Contribution, divided by (b) the initial Capital Contributions of all Members, multiplied by (ii) two (2).

   5.4.3        Notwithstanding Section 5.4.1, if at any time the JV Board determines that a sustaining Capital Contribution is necessary pursuant to Section 4.2 in such amount as exceeds the QuantRx Required Contribution and NuRx has failed to repay a NuRx Distribution (as defined in Section 7.5.2), then prior to the expiration of the Sustaining Contribution Period, NuRx solely shall be responsible for that amount of the sustaining Capital Contribution required by the JV Board in excess of the QuantRx Required Contribution to the extent of the amount of the unpaid amount of the NuRx Distribution (such amount, the “NuRx Required Contribution”),  In the event that NuRx fails to make the NuRx Required Contribution within the Sustaining Contribution Period, NuRx shall have its Percentage Interest decreased, and QuantRx shall have its Percentage Interest correspondingly increased, by a percentage equal to:

The product of (i) the quotient of (a) the unpaid amount of the NuRx Required Contribution, divided by (b) the initial Capital Contributions of all Members, multiplied by (ii) two (2).

Notwithstanding anything to the contrary set forth herein, NuRx may cure its failure to repay the NuRx Distribution for a period of four (4) months following the NuRx Repayment Period (as defined in Section 7.5.3) (the “NuRx Cure Period”).  In the event such repayment is made, NuRx shall have its Percentage Interest restored as if NuRx had repaid the NuRx Distribution prior to the expiration of the NuRx Repayment Period.  In no event shall NuRx have its Percentage Interest restored following the NuRx Cure Period.

   5.4.4        The Capital Accounts of the Members shall be adjusted to reflect the sustaining Capital Contributions under this Section 5.4 to reflect the relative Percentage Interests of the Members after such contribution.

5.5           Related Agreements.  As of the date of this Operating Agreement, the Company executed, and the JV Board has approved unanimously the Company’s execution of the Contribution Agreement and the Development and Services Agreement (collectively, the  “Related Agreements”).

5.6           Additional Members.  Additional Members shall make Capital Contributions in the amount, at the time and on the terms determined by the Members consenting to the admission pursuant to Section 3.1 hereof.

5.7           Capital Accounts.  The Company shall establish and maintain a Capital Account for each Holder in accordance with Regulations Section 1.704-1(b)(2)(iv).  Accordingly, a Holder’s Capital Account shall be increased by (1) the amount of money the Holder contributes to the Company, (2) the fair market value of Assets the Holder contributes to the Company (net of liabilities secured by such contributed Assets that the Company is considered to assume or take subject to under IRC Section 752, and (3) allocations to the Holder of Income (or items thereof), including income and gain exempt from tax and gain as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) but excluding any gain separately computed for tax purposes as described in Regulations Section 1.704-1(b)(4)(i).  A Holder’s Capital Account shall be decreased by (1) the amount of money the Company distributes to the Holder, (2) the fair market value of Assets the Company distributes to the Holder (net of any liabilities secured by such distributed Assets that the Holder is considered to assume or take subject to under IRC Section 752), (3) allocations to the Holder of the Company’s nondeductible, noncapital expenditures, and (4) allocations to the Holder of Losses (or item thereof), including loss and deduction as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) but excluding nondeductible, noncapital expenditures and loss and deduction separately computed for tax purposes as described in Regulations Section 1.704-1(b)(4)(i).  A Holder’s Capital Account in all events shall be adjusted in accordance with the additional rules set forth in Regulations Section 1.704-1(b)(2)(iv).  In the event a Holder transfers all or any portion of his interest in the Company, the transferee shall succeed to the individual Capital Account balance of the transferor to the extent such individual Capital Account balance relates to the transferred interest.

5.8           Adjustment for Distributions in Kind.  Any asset of the Company distributed to the Holders in kind shall be valued according to its fair market value.  An item of Income or Loss shall be computed as if such asset had been sold at its fair market value, such hypothetical item shall be allocated as provided in Section 6.1, and each Holder’s Capital Account shall be credited or charged, as the case may be, with the Holder’s share of such hypothetical item prior to any such distribution of assets.

5.9           Interest.  No Capital Contribution or Capital Account balance shall bear interest.

5.10         Deficit Capital Account.  No Holder shall be obligated to restore a Capital Account having a balance of less than zero.

5.11         Return of Capital.  Except as otherwise provided in this Operating Agreement, no Holder shall have any right to withdraw or make a demand for Distribution or withdrawal or return of any Capital Contribution or Capital Account balance.

5.12         Adjustments to Capital Accounts.  Upon (i) a contribution of cash or Assets (which shall be valued at its fair market value) to the Company by a new or existing Holder for a Membership or Economic Interest, (ii) a distribution by the Company to a retiring or continuing Holder for a Membership or Economic Interest, or (iii) the issuance of a profits interest in exchange for services, the Company shall increase or decrease the Capital Accounts of the Holders to reflect a revaluation of Company Assets to fair market value on the books of the Company, in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), to the extent that such adjustment is necessary to reflect the relative equal economic interests of the Members.

ARTICLE VI

INCOME AND LOSSES

6.1           Allocations.  Except as otherwise provided in this ARTICLE VI, Income and Losses, and each item thereof, of the Company shall be allocated to the Holders in proportion to their Percentage Interests.

6.2           Qualified Income Offset.  A Holder whose Capital Account is unexpectedly reduced on account of an adjustment described in Section 1.704-1(b)(2)(ii)(d)(4) of the Regulations, an allocation described in Section 1.704-1(b)(2)(ii)(d)(5) of the Regulations, or a distribution described in Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, shall be allocated that Holder’s pro rata portion of each item of Company income, including gross income, and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

6.3           Minimum Gain Chargeback.  Notwithstanding any other provision herein, if there is a net decrease in Company Minimum Gain during any taxable year, items of Company income and gain shall be allocated in accordance with the provisions of Regulations Section 1.704-2(f).  This provision is intended to comply with Regulations Section 1.704-2(e)(3).

6.4           Contributed Assets and Revaluations.  In accordance with IRC Section 704(c), income, gain, loss and deduction with respect to Assets contributed to the Company by a Holder shall be allocated solely for tax purposes among the Holders so as to take account of any variation between the adjusted basis of the Assets to the Company and its fair market value on the date of the Contribution.  Further, if the book value of any Company asset is adjusted as described in Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations for tax purposes of income, gain, loss and deduction with respect to such asset shall take into account any variation between its adjusted tax basis and its adjusted book value.  In either case, the JV Board or the Manager shall determine such allocations using a method that qualifies as reasonable within the meaning of Regulations Section 1.704-3.  No Holder’s Capital Account shall be adjusted for allocations made under this Section.

6.5           Timing.  All allocations of Income or Losses shall be made to the Persons shown on the records of the Company to have been Holders as of the end of business on the last day of the Company’s taxable year for which the allocation is made.  Notwithstanding the foregoing, upon the transfer of an Economic Interest or the admission of an Additional Member during a taxable year of the Company, the Income or Losses shall be allocated between the former Holder and the successor, or to the Additional Member, as the case may be, according to the number of days during such year each was a Holder.

ARTICLE VII

DISTRIBUTIONS

7.1           Operating Distributions.  The JV Board from time to time may determine, in its reasonable judgment, that: (i) there is an excess of cash on hand beyond the Company’s current and anticipated requirements, including, without limitation, cash flow and reserve requirements, and (ii) a distribution of such excess cash on hand, if any, is permissible under Section 18-607 of the Act.  In that event, the JV Board may, in its sole and absolute discretion, make a distribution of all or a part of such excess (an “Operating Distribution”) to the Holders, provided that no such Distribution shall be declared and paid unless, after such Distribution, the Assets of the Company will exceed all liabilities of the Company.  Such Distributions may be made in cash or Assets or partly in both, as determined in the sole and absolute discretion of the JV Board.

7.2           Distribution Methodology.  Except as provided in Sections 7.3, 7.4 or 7.5 below, Distributions shall be allocated to Holders in proportion to their Percentage Interests.

7.3           Liquidating Distributions.  Subject to Section 11.2, upon the dissolution of the Company, liquidating distributions in all cases shall be made in accordance with the positive Capital Account balances of the Holders, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such dissolution occurs (other than those made pursuant to this section), by the end of such taxable year or, if later, within ninety (90) days after the date of such dissolution.

7.4           Distribution to QuantRx.  On the Effective Date, the Company shall make a cash Distribution to QuantRx in the amount of $2,000,000 (the “QuantRx Distribution”) and the Capital Account of QuantRx shall be decreased to reflect the QuantRx Distribution.

7.5           Distributions to NuRx.

 7.5.1        Prior to the Company’s achievement of the First Milestone, upon written notice by NuRx specifying the amount of the Distribution, the Company shall be required to make a cash Distribution to NuRx as soon as practicable of up to $1,000,000 and the Capital Account of NuRx shall be decreased to reflect the Distribution (the “First Milestone Distribution”).

 7.5.2        Prior to the Company’s achievement of the Second Milestone, upon written notice by NuRx specifying the amount of the Distribution, the Company shall be required to make a cash Distribution to NuRx as soon as practicable of up to $500,000 and the Capital Account of NuRx shall be decreased to reflect the Distribution (the “Second Milestone Distribution,” and along with the First Milestone Distribution, the “NuRx Distributions”).

 7.5.3        In the event the Company achieves the First Milestone and NuRx has received the First Milestone Distribution, NuRx must repay the First Milestone Distribution within thirty (30) days of the Company’s achievement of the First Milestone, and in the event the Company achieves the Second Milestone and NuRx has received the Second Milestone Distribution, NuRx must repay the Second Milestone Distribution within thirty (30) days of the Company’s achievement of the Second Milestone (each such thirty (30) day period, a “NuRx Repayment Period”).

 7.5.4        Notwithstanding Section 7.5.1 and 7.5.2, if a NuRx Change of Control occurs after the date hereof, the First Milestone Distribution and the Second Milestone Distribution shall each be subject to the approval by QuantRx (which shall not be unreasonably withheld).

ARTICLE VIII

OBLIGATIONS RESPECTING ACTIVITIES IN THE FIELD

8.1           Company Exclusive Vehicle to Exploit Field.  Subject to the terms and conditions of this Operating Agreement, during the term of this Operating Agreement, each of the Members agrees to engage in activities in the Field exclusively through the Company, and to refrain from engaging in any such activities directly or through an Affiliate independently of the Company, except to the extent specifically permitted in this ARTICLE VIII.

8.2           New Products.  If one Member submits to the JV Board a written proposal, together with detailed budgets and timetables, for the development of a product in the Field by the Company other than those products agreed to by the JV Board in writing to be developed in the ordinary course of business of the Company, which proposal is specifically identified as a proposal under this Section 8.2, the JV Board shall evaluate such proposal and within 60 days after the proposal was submitted, shall respond in writing, stating that:

 (i)           the Company will proceed with the funding for and development of such proposed product consistent with approved detailed budgets and timetables for development;

 (ii)          the Company will not develop such proposed product; or

 (iii)         the Company will perform a feasibility study, to be completed no later than 180 days after the proposal was first submitted.

For the purposes of this Section 8.2, a proposal for development of a product may include, for example, a proposal for licensing a product or underlying technology from a third party, acquiring a third party owning such product or technology or a similar business opportunity.  If the Company chooses to perform a feasibility study, the JV Board shall notify the proposing Member in writing, no later than the last day of the feasibility study period, whether or not the Company shall proceed with the funding for and development of such proposed product.  If the Company chooses not to proceed with funding or development, then the Member that submitted the rejected product shall have the right to develop, directly or indirectly through any of its Affiliates, such product independently of the Company, and the other Member and the Company shall have no rights in such product; provided, however, that such Member and its Affiliates shall not have the right to pursue such product independently if:

 (i)           such Member or any of the JV Board Members appointed by such Member has voted against funding for or development of such proposed product;

 (ii)          such Member does not fund at least one third of the total costs of development of the proposed product with its own funds (as opposed to government or third party funds); or

 (iii)         the proposed product is directly competitive with a product already under development or being marketed by the Company.

8.3           Discontinued Products.  If any member of the JV Board appointed by one Member shall have voted against continuing funding for or development of a product under development by the Company, but all of the JV Board Members appointed by the other Member voted in favor of continuing funding for and development of such product, then the Member whose appointed JV Board Members voted in favor of continuing the product shall have the right to continue development, directly or indirectly through any of its Affiliates, of such product independently of the Company; provided, however that in recognition of the value that may have been contributed to such product by the Company and provided that the dollar value of the funding for the product in question by the Member whose members voted against continuance of funding or development shall not have been less than $500,000, the Member completing such product shall make payments to the other Member equal to 5% of the Net Sales of such product and all modifications or other versions of such product by the completing Member and its Affiliates, licensees, and sublicensees, for fifteen years from the introduction of such product.  Such payments shall be made within 60 days after the end of each calendar quarter with respect to sales made-or other amounts received during such quarter.  Each payment shall be accompanied by a report setting forth in detail the Net Sales on which payments are made.  The Members will have reasonable audit rights with respect to such reports and payments.

Notwithstanding anything to the contrary in this Section, if a Member intends to complete a product independently of the Company under this Section 8.3, such Member shall first notify the other Member in writing of such intention, and the Member receiving such notice may, within 30 days after such notice, reverse the vote of its representatives by written notice to the Member sending the first notice, whereupon the Company shall diligently proceed with the funding for and development of such product pursuant to this Operating Agreement and the Related Agreements and the Member intending to complete such product independently shall not be permitted to do so unless such development is subsequently again discontinued pursuant to this Section, in which case the provisions of this Section shall again be applicable.

ARTICLE IX

MEMBER’S RELATIONSHIP WITH THE COMPANY

9.1           Services.  The Members shall have executed the Development and Services Agreement with the Company under which:

 (i)          QuantRx will provide all services, supplies, equipment and facilities needed by the Company, such as accounting, administration, management, research and development, clinical trials management, marketing, procurement, inventory control, warehousing, office space, insurance, administrations and communications services;

 (ii)         QuantRx will be responsible for arranging and implementing manufacturing capabilities for the Lateral Flow Products, and for maintaining necessary capacity for such manufacturing; and

 (iii)        QuantRx will be responsible for planning and conducting any necessary clinical studies, and obtaining in the Company's name any governmental regulatory approvals, which may be needed for manufacturing, marketing and selling the Lateral Flow Products and the Company will bear all costs incurred for those matters.  All regulatory approvals for the Lateral Products will be transferred by QuantRx and held in the name of the Company.

Any material breach of the Development and Services Agreement by the Members shall constitute a material breach of this Operating Agreement.

9.2            Contribution Agreement.  The Members shall have executed the Contribution Agreement.  Any material breach of the Contribution Agreement by the Members shall constitute a material breach of this Operating Agreement.

9.3            Ownership of Proprietary Rights and Related Assets.  The parties agree that all Lateral Flow Intellectual Property and all Assets related to the Lateral Flow Intellectual Property developed during the existence of the Company, the development of which was or is funded by the Company, shall be owned by the Company.  Any further disposition, including, but not limited to, the licensing, patenting, sale, enforcement and defense of any Lateral Flow Intellectual Property shall be in accordance with this Operating Agreement.  Notwithstanding the foregoing, QuantRx will be responsible for the filing, prosecuting and maintaining all of the Lateral Flow Intellectual Property on behalf of the Company and in the Company's name.

ARTICLE X

TERM, DISSOLUTION

10.1         Term; Termination by Agreement.  This Agreement shall become effective as of the date hereof and shall continue in effect for a period of ten years unless earlier terminated or dissolved in accordance with Section 10.2 or 10.3.  The Agreement shall continue for an unlimited number of additional five year periods immediately following the said ten-year term unless either Member gives the other notice (such notice to be given at least two years before the end of the ten-year term or any five year renewal term) of its intent not to renew for such five-year period, in which event this Operating Agreement will terminate at the end of the original ten-year term or five year renewal term, as the case may be.  The transfer by a Member of its interest in the Company on the terms permitted by this Operating Agreement, or on terms specifically agreed to by the Members, shall not be deemed to be a dissolution of the Company.

10.2         Termination by Election of a Member.  This Agreement may be terminated upon written notice:

 (i)           by the non-breaching  Member upon the material breach of this Operating Agreement or any of the Related Agreements by the other Member if such breach is not cured within 60 days after written notice from the non-breaching Member; provided, however, that termination of this Operating Agreement is not intended to be the sole remedy of either Member in the event of a breach of this Operating Agreement by the other Member, and the other Member shall be entitled, in addition, to all remedies available at law or in equity; or

 (ii)           by a Member, effective immediately and without any requirement of notice, in the event that the other Member becomes insolvent, files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any federal, state or provincial law, regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors or similar undertaking or if a receiver, trustee, or similar officer is appointed for the business or property of the other Member or if a petition in bankruptcy is filed against the other Member and not dismissed within 60 days of being filed.

10.3         Survival of Provisions.  Notwithstanding any expiration or termination of this Operating Agreement, the provisions of Sections 7.3, 10, 11 and 15.4 shall remain in effect in accordance with their terms for an indefinite period reasonably necessary for their performance.

ARTICLE XI

WINDING UP; DISTRIBUTION OF ASSETS

Upon an expiration or termination of this Operating Agreement for any reason, the affairs of the Company shall be wound up and dissolved and the Assets of the Company applied as provided in this ARTICLE XI.

11.1         Completion of Products.  The Members shall fund, in accordance with their obligations under this Operating Agreement, as of the date of a notice of termination under Sections 10.2 or 10.3, continuing development work for a period of one year after the date of the notice of termination at a level required to complete the development of those products then under development that can reasonably be completed within one year after such date in accordance with the Company’s most recent pre-termination work plans and Budget, the Members will mutually determine a list of those products under development which will be completed during such period (the “Completion List”). If the Members are unable to agree on a Completion List within 30 days after the notice of termination, then the Completion List shall be determined on the following basis:  The products under development shall be ranked in the order of their completion status, with products requiring the least amount of work and related funding for completion (according to the Company’s most recent pre-termination work plans for such products) ranked first and those requiring the in most work and relating funding for completion ranked last.  The Completion List shall consist of all those products requiring the least amount of work for completion that can be completed within the funding level set forth above.  Additional products shall be added to such list, in the same order of priority, if the products originally included therein are actually completed prior to exhausting all of the research and development funding to be provided for such completion period.  The Members shall exert their reasonable best efforts to cause the completion of development of all products included on such Completion List within one year of the date of notice of termination, and during such year shall wind down all of the operations of the Company with respect to unfinished products not on the Completion List.  Notwithstanding anything contained herein or in the Related Agreements to the contrary, the provisions of this Operating Agreement and the Related Agreements shall continue in full force and effect to the extent necessary to the continued development, manufacture, and sale of products on the Completion List as provided in this Section 11.1.

11.2         Distribution of Assets.  Upon the expiration of the one-year completion period provided in Section 11.1, the Assets of the Company, shall be applied as follows:

 (i)           first to the payment of liabilities and discharge of obligations of the Company to persons other than the Members;

 (ii)           next to the payment of liabilities and discharge of any obligations of the Company to the Members, and if the Company’s Assets are insufficient, the Member to which the greatest amount is then owed shall be paid until the Members are owed amounts in proportion to their Percentage Interests and, thereafter, the Members shall be paid any remaining amounts in proportion to their respective Percentage Interests;

 (iii)           next to the payment to each Member of an amount equal to its respective sustaining Capital Contributions;

 (iv)           next to the payment to each Member of an amount equal to its respective Capital Account balance, or if such Assets or proceeds are less than the aggregate Capital Account balances, in proportion to their respective Capital Account balances; and

 (v)           the remainder, if any, to the Members in accordance with their respective Percentage Interests in the Company at the time of dissolution.

Notwithstanding the foregoing, upon the expiration of the one-year completion period provided in Section 11.1 (the “Completion Date”), prior to the distribution of Assets, QuantRx shall have a right of first refusal to purchase the Lateral Flow Intellectual Property from the Company for the fair market value on the Completion Date as determined by an independent appraiser.  The Members shall select a mutually agreeable appraiser who shall, within 30 days after his, her or its appointment, determine the appraised value of the Lateral Flow Intellectual Property being purchased.  If the Members are unable to agree on an appraiser within 30 days of the Completion Date, the appraised value of the Lateral Flow Intellectual Property being purchased shall be determined by an appraiser selected by the accountant or accountants then regularly employed by the Company.  The appraised value of the Lateral Flow Intellectual Property being purchased determined by the appraiser shall be conclusive and binding on all parties.  The expenses for the appraisal shall be borne by QuantRx.

ARTICLE XII

ASSIGNMENT OF INTERESTS

12.1         Restrictions on Transfers.  No Membership Interest may be Transferred by any Member without the prior written consent of the other Members, except (a) to another Member (b) to or for the exclusive benefit of any spouse, lineal descendant of the transferring Member, or any trust established for the exclusive benefit of said spouse and/or lineal descendant; (c) to any Affiliate of any Member; or (d) pursuant to Sections 12.2 through 12.7.

12.2         Notice of Proposed Transfer by a Member. Subject to Section 12.1, before any Member may effect a Transfer of a Membership Interest (such Member, a “Selling Member”), the Selling Member must give at the same time to the Company and the other Members a written notice signed by the Selling Member (the “Selling Member’s Notice”) stating (a) the Selling Member’s bona fide intention to transfer such Membership Interest; (b) the Selling Member’s Percentage Interest to be subject to the Transfer (the “Offered Interest”); (c) the name, address and relationship, if any, to the Selling Member of each proposed purchaser or other transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Selling Member proposes to transfer such Offered Interest (the “Offered Price”).  Upon the request of the Company or another Member, the Selling Member will promptly furnish such information to the Company and to the Members as may be reasonably requested to establish that the offer and proposed transferee are bona fide.

12.3         Right of First Refusal.

 12.3.1 Company and other Members’ Rights.  With respect to any Transfer by a Selling Member, the Company and the other Members shall have the Right of First Refusal to purchase all or any part of the Offered Interest, exercisable as set forth in Subsections 12.3.2 and 12.3.3 hereof.

 12.3.2 Exercise of the Company’s Right of First Refusal.  The Company’s Right of First Refusal may be exercised as follows:

12.3.2.1 The Company shall have the opportunity to purchase all or any part of the Offered Interest.

12.3.2.2 If the Company desires to purchase all or any part of the Offered Interest, the Company must, within the twenty (20) day period (the “Company Refusal Period”) commencing on the date of the Selling Member’s Notice, give written notice to the Selling Member of the Company’s election to purchase the Offered Interest.  In the event that the Company elects not to purchase all of the Offered Interest, the remaining Offered Interest may be purchased by the other Members as set forth in Section 12.3.3 below.

12.3.2.3 Within fifteen (15) days after expiration of the Company Refusal Period, the Company will give written notice (the “Company’s Expiration Notice”) to the Selling Member and to the other Members specifying either (A) that all or a portion of the Offered Interest was subscribed by the Company exercising its Right of First Refusal or (B) that the Company waived its right to purchase some or all of the Offered Interest.  Notwithstanding any failure by the Company to deliver the Company’s Expiration Notice, a failure by the Company to exercise its Right of First Refusal within the Company Refusal Period shall be deemed a waiver of such right.

 12.3.3 Exercise of Members’ Right of First Refusal.  The other Members’ Right of First Refusal may be exercised as follows:

12.3.3.1 In the event the Company does not purchase all of the Offered Interest, each other Member shall have the opportunity to purchase its pro rata share of the remaining Offered Interest.  For purposes of this Section 12.3, a Member’s pro rata share shall be determined by dividing the Percentage Interest of a Member by the aggregate Percentage Interest held by all other Members (excluding the Selling Member).

12.3.3.2 If any Member or its assignees desires to purchase its pro rata share of the remaining Offered Interest, such Member must, within a ten (10) day period (the “Member Refusal Period”) commencing on the date of the earlier of (A) the Company’s Expiration Notice or (B) by the 35th day after the Selling Member’s Notice, give written notice to the Selling Member and to the Company of such Member’s election to purchase some or all of the Offered Interest.  In the event that any Members elect not to purchase its pro rata share of the Offered Interest, such Member shall, within five (5) days after expiration of the Member Refusal Period, give written notice (“Member’s Expiration Notice”) to the Selling Member that the Member is waiving its right to purchase the relevant portion of such Offered Interest under this Section 12.3.3.  Any Offered Interest that is not purchased by a Member may be purchased by the other Members based on such other Members’ pro rata share, or as otherwise agreed between such other Members.  Notwithstanding any failure by a Member to deliver a Member’s Expiration Notice, a failure by a Member to exercise its Right of First Refusal within the Member Refusal Period shall be deemed a waiver of such right.

 12.3.4 Purchase Price.  The purchase price for the Offered Interest to be purchased by the Company or by a Member exercising its Right of First Refusal under this Section 12.3 will be the Offered Price, but will be payable as set forth in Section 12.3.5 hereof.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the JV Board in good faith, which determination will be binding upon the Company, the Members and the Selling Member.

 12.3.5 Payment.  Payment of the purchase price for the Offered Interest purchased by the Company or by a Member exercising its Right of First Refusal will be made by the 50th day after the Selling Member’s Notice.  Payment of the purchase price will be made by the Company and/or exercising Member, as the case may be (i) in cash or by wire transfer of immediately available funds, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Selling Member to the Company or Member, as applicable, or (iii) by any combination of the foregoing.

 12.3.6 Rights as a Member.  If the Company or the Members exercise their Rights of First Refusal to purchase the Offered Interest, then, upon consummation of such purchase, the Selling Member will have no further rights as a Member except the right to receive payment for the Offered Interest from the Company or the Members, as the case may be, in accordance with the terms of this Operating Agreement, and the Selling Member will forthwith cause all certificate(s) evidencing such Offered Interest to be surrendered to the Company for transfer to the Company or to the Members.

12.4          Holder’s Right to Transfer.  If the Company or the Holders have not elected to purchase all or part of the Offered Interest, then, subject to the Right of Co-Sale set forth in Section 12.5 below, the Selling Member may transfer that portion of the Offered Interest permitted which the Company and the Members have elected not to purchase (the “Remaining Offered Interest”), to any person named as a purchaser or other transferee in the Selling Member’s Notice, at the Offered Price or at a higher price, provided that such transfer (i) is consummated within ninety (90) days after the date of the Selling Member’s Notice and (ii) is in accordance with all the terms of this Operating Agreement and (iii) the transferee executes a counterpart copy of this Operating Agreement and becomes bound thereby in the same manner as a Member.  If the Remaining Offered Interest is not so transferred during such ninety (90) day period, then the Selling Member may not transfer any of such Offered Interest without complying again in full with the provisions of this Operating Agreement.

12.5          Right of Co-Sale.

  12.5.1 Right of Co-Sale.  If the Company and the other Members have waived or failed to timely exercise their Rights of First Refusal in Section 12.4 as to all of the Offered Interest, each of the other Members may transfer to the transferee proposed in the Selling Member’s Notice the Member’s Share of the Remaining Offered Interest on the same terms and conditions set forth in the Selling Member’s Notice (each such other Member electing to do so, a “Co-Selling Member”), by giving written notice to the Selling Member either (A) within ten (10) days after the date of the Selling Member’s Expiration Notice or (B) by the 60th day following the Selling Member’s Notice, specifying the Percentage Interest that the Member desires to transfer to the transferee.

  12.5.2 Consummation of Co-Sale.  A Co-Selling Member may consummate the Right of Co-Sale by delivering to the Selling Member at the closing of the transfer of Offered Interest to such transferee one or more certificates, properly endorsed for Transfer, representing such stock to be transferred by the Co-Selling Member.  At the closing, such certificates or other instruments will be transferred and delivered to the transferee set forth in the Selling Member’s Notice in consummation of the transfer of the Offered Interest pursuant to the terms and conditions specified in such notice, and the Selling Member will remit, or will cause to be remitted, to the Co-Selling Member within seven (7) days after such closing that portion of the proceeds of the Transfer to which the Co-Selling Member is entitled by reason of the Co-Selling Member’s participation in such transfer pursuant to the Right of Co-Sale.

12.6          Assignment of Interests.  An Economic Interest is assignable in whole or in part without complying with the Right of First Refusal and Right of Co-Sale set forth above.

12.7          No Dissolution upon Assignment.  An assignment of an Economic Interest does not of itself dissolve the Company or, except as otherwise set forth herein, entitle the Assignee to vote or participate in the management and affairs of the Company or to become or exercise any rights of a Member.  An assignment of an Economic Interest merely entitles the Assignee to receive, to the extent assigned, the Income, Losses, Distributions and similar items to which the Assignor would be entitled.

12.8          Information Regarding Assignee.  Upon the assignment of all or part of an Economic Interest, the Assignor shall provide the JV Board or the Manager of the Company responsible for maintaining the books and records with the name and address of the Assignee, together with details of the interest assigned.  The Assignor shall continue to be a Member and to have the power to exercise any rights and powers of a Member, including the right to vote which, in the case of a Member who has assigned his or her or its entire Economic Interest in the Company, shall include the right to vote in proportion to the Percentage Interest that the assigning Member would have, had the assignment not been made.

12.9          No Release of Liability of Assignor.  The Assignor shall not be released from liability as a Member solely as a result of the Assignment.  The Assignor shall not be released from the Assignor’s liability to the Company under Subchapter V (commencing with Section 18-501) and Subchapter VI (commencing with Section 18-601) of the Act.

12.10        Pledge of Membership Interest.  The pledge of, or granting of, a security interest, lien, or other encumbrance in or against any or all of the Membership Interest of a Member shall not cause the Member to cease to be a Member or to grant to anyone else the power to exercise any rights or powers of a Member.

12.11        Exercise of Rights upon Death or Incompetency.  If a Member who is a natural person dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or Assets, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s Assets, including any power the Member had under the Certificate or this Operating Agreement to assign its Membership Interest.

12.12        Exercise of Rights upon Dissolution or Termination.  If a Member which is an Organization is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

ARTICLE XIII

DISSOLUTION AND WINDING UP

13.1          Dissolution.  The Company shall and may only be dissolved, and its affairs wound up, upon the first to occur of the following events (which, unless the Members agree to continue the business, shall constitute Dissolution Events):

   13.1.1 the sale of all or substantially all of the Assets of the Company;

   13.1.2 the vote of the Members; or

   13.1.3 the entry of a decree of judicial dissolution pursuant to the Act.

13.2          Effect of Dissolution.  Upon dissolution, the Company shall be dissolved and wound up in accordance with the Act, and the Company Assets shall be distributed in accordance with Section 11.2.

ARTICLE XIV

TAX AND ACCOUNTING MATTERS

14.1          Characterization as a Partnership.  The Members intend that the Company be classified as a partnership for federal and state income tax purposes.  Accordingly, this Operating Agreement is written and shall be construed in a manner consistent with such intent.

14.2          No Partnership Intended for Nontax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Law or the Delaware Revised Uniform Limited Partnership Act.  The Members do not intend to be partners one to another, or partners as to any third party.  To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

14.3          Fiscal Year.  The fiscal year of the Company shall end on the last day of December of each year.  The JV Board or the Manager may at any time change the fiscal and taxable year of the Company, subject to any applicable limitation of law or regulation.

14.4          Accounting Method.  The JV Board or Manager shall select the method of accounting by which the Company books of account shall be maintained and its income, gains, losses, deductions and credits shall be reported, for both financial and tax accounting purposes.  The JV Board or Manager may at any time change the financial and tax accounting method of the Company, subject to any applicable limitation of law or regulation.

14.5          Financial Statements.  Within 30 days after the end of each fiscal quarter (other than the last quarter of any fiscal year) of the Company, the Company shall cause to be delivered to each Member a report containing an unaudited balance sheet and statement of income and expenses of the Company, prepared in accordance with generally accepted accounting principles consistently applied (but not including all of the footnotes required by generally accepted accounting principles).  Within 60 days after the end of each fiscal year, the Company shall cause to be furnished to each Member:

   (i)            the audited financial statements of the Company for such year, prepared in accordance with generally accepted accounting principles consistently applied, and certified by a recognized accounting firm as may be designated by the JV Board or the Manager; and

   (ii)           all information concerning the Company necessary for the preparation of the Member’s income tax returns.

14.6          Tax Information.  As soon as reasonably practicable after the end of the Company fiscal year, the JV Board or Manager shall cause each Holder to be furnished with a Schedule K-1 for such year and any other schedule or statement required by federal income tax law.

14.7          Basis Adjustment.  In the case of a Distribution of Company Assets or a transfer of a Membership Interest, the JV Board or Manager may cause the Company to file an election under IRC Section 754 to adjust the basis of the Company Assets.  As a result of this election, the JV Board or Manager shall have the right to require, as a condition to the granting of consent to any transfer, the reimbursement of expenditures made by the Company for any legal and accounting fees incurred to make any such basis adjustment.  The JV Board or Manager shall have the right, in its sole and absolute discretion, to decline to make such an election; and further, the failure to make any election under the IRC in connection with any particular transfer of an interest in the Company shall not affect the right of the JV Board or Manager to make, or refuse to make, such an election with respect to any subsequent transfer of an interest in the Company.

14.8          Other Elections.  The Company shall have the right, in the sole and absolute discretion of the JV Board or Manager, to make any other elections or determinations required or permitted for federal or state income tax or other tax purposes.  The JV Board or Manager may rely upon the advice of the Company’s accountants or tax attorneys with respect to the making of any such election.

14.9          Taxes of Taxing Jurisdictions.  To the extent that the laws of any Taxing Jurisdiction requires, each Holder requested to do so by the JV Board or Manager will submit an agreement indicating that the Holder will make timely income tax payments to the Taxing Jurisdiction and that the Holder accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Holder’s income, and interest, and penalties assessed on such income.  If the Holder fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income.  Any such payments with respect to the income of a Holder shall be treated as a distribution to such Holder for purposes of ARTICLE XI.  The Company may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Holders on such income to the Taxing Jurisdiction, in which case the Company shall inform the Holders of the amount of such tax, interest and penalties so paid.

14.10        Tax Matters Partner.  The JV Board or Manager shall designate NuRx as the tax matters partner of the Company pursuant to IRC Section 6231(a)(7).  Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of IRC Section 6223.  Any Member who is designated tax matter partner may not take any action contemplated by IRC Sections 6222 through 6232 without the consent of the JV Board or Manager.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1          Amendment of Operating Agreement.  This Operating Agreement may be modified upon the consent of the Members required pursuant to Section 3.5.  No Member shall have any vested rights in this Operating Agreement which may not be modified through an amendment to this Operating Agreement.

15.2          Entire Agreement.  The Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.

15.3          Interpretation.  To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act.  In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

15.4          Confidentiality.  Each Member agrees that it shall itself, and shall cause its employees and agents to, use its best efforts to keep confidential and to refrain from using this Operating Agreement or the Related Agreements, all confidential and proprietary information owned or used by the Company, and all such information disclosed or licensed to the Company, or disclosed to such Member through the Company, so long as such Member is or controls a Member in the Company and for a period of five years thereafter.  The foregoing shall not apply to such information that (a) was known to the public at the time of such disclosure, or subsequently becomes so known through no act or omission of such Member, (b) is received by such Member from a third party not under any obligation of confidentiality, or (c) is developed by such Member independently of any disclosure hereunder (as demonstrated by clear and convincing evidence).  Nothing contained in this Section shall be deemed to supersede any express terms with respect to confidentiality contained in any license agreement between the Company and any of the Members, or to prohibit any disclosure pursuant to a sublicense or similar arrangement permitted by any such license agreement, and nothing contained in this Section shall be deemed to restrict the use of such confidential or proprietary information as necessary to exercise the Members’ rights under this Operating Agreement or the Related Agreements

15.5          Rights of Creditors and Third Parties under Operating Agreement.  This Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees.  This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

15.6          Valuation of Non-Cash Consideration.  For purposes of this Operating Agreement, the procedure for valuing any non-cash consideration shall be as follows:  If the parties cannot otherwise agree, each party shall select a qualified appraiser and the appraisers so selected shall jointly select an appraiser, and the valuation of the appraiser so selected shall be binding on all parties.  Such valuation shall be based on an arm’s length cash sale of the assets.  If the non-cash consideration being valued is real property, the selected appraiser shall be an MAI appraiser.

15.7          Counterpart Execution.  This Operating Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one (1) such counterpart.

15.8          Remedies.  The parties hereto recognize and agree that the breach of any term, provision, or condition of this Operating Agreement may cause irreparable damage, the amount of which is difficult to ascertain and that the award of damages may not be adequate relief to the party aggrieved; the parties therefore agree that, in addition to all other remedies available in the event of a breach of any of the terms or conditions of this Operating Agreement, the party aggrieved shall have the right, in addition to all other remedies available in the event of a breach of this Operating Agreement, to injunctive or other equitable relief (from any court or other body having appropriate jurisdiction).

15.9          Successors and Assigns.  Except as herein otherwise specifically provided, this Operating Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

15.10        Severability.  If any provision of this Operating Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Operating Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

15.11        Delaware Law.  This Operating Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles governing conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, this Operating Agreement is entered into as of the Effective Date.

NURX PHARMACEUTICALS, INC.

By:	/s/ Dr. Harin Padma-Nathan
Name: Dr. Harin Padma-Nathan
Title: President and CEO

QUANTRX BIOMEDICAL CORPORATION

By:	/s/ Walter Witoshkin
Name: Walter Witoshkin
Title: Chief Executive Officer

EXHIBIT A

Member	Percentage Interest

NuRx Pharmaceuticals, Inc.	50%

QuantRx Biomedical Corporation	50%

100%

A-1

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-